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Exhibit 23.12

Consent of Proposed Director Nominee

        The undersigned hereby consents to being named in the registration statement on Form S-1 (Registration No. 333-146059) and in all subsequent amendments and post-effective amendments or supplements thereto (the "Registration Statement") of EXCO Partners, LP, a Delaware limited partnership (the "Partnership"), as an individual proposed to become a director of the Partnership and to the inclusion of his biographical and other information in the Registration Statement.

/s/ ROBERT L. STILLWELL

Dated: December 14, 2007

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Consent of Proposed Director Nominee